FOR IMMEDIATE RELEASE                         Contact: Dirk Vande Beek
March 4, 1999                                          Public Relations
                                                       Halliburton Company
                                                       713/676-8097

                HALLIBURTON BOOSTS INTEGRATED SOLUTIONS OFFERINGS
     Oil Services Company Combines Business Units to Better Serve Customers

Dallas, Texas--- Halliburton Company (NYSE: HAL) announced today that its Halliburton Energy Services' Integrated Solutions operations and the Halliburton Energy Development (HED) business unit are being combined. They will now operate as part of Halliburton Energy Services (HES). This move is part of a three-year initiative to integrate the diverse businesses of the company.

In 1996 Halliburton began to develop a lifecycle of the field integration process that takes advantage of its unique capabilities to integrate services together from the reservoir (HES and Landmark Graphics) to offshore facilities (Brown & Root Energy Services) to downstream facilities (Kellogg Brown & Root). HED was set up to facilitate the commercial development and project management processes necessary to make these projects successful for its customers.

"We recognized at Halliburton that no participant in our industry could offer this breadth of integrated services to our customers," said Dick Cheney, Halliburton Chief Executive Officer. "With the merger of Halliburton Company and Dresser Industries, this lifecycle development process has matured to the point where I believe the skills to integrate all of our capabilities across the Company now exists within the business units."

HES will use the combined resources and experience it has gained as market leader in this area to continue to aggressively pursue its strategy of providing integrated solutions offerings to its customers through creative commercial arrangements and unique risk/reward sharing.

"The fact that we have reached this point in our organizational capabilities is a tribute to all of the employees of HES, Landmark Graphics, BRES and HED," said Halliburton President and Chief Operating Officer Dave Lesar. "The industry is going through tough times right now, but we have the right team to succeed in this market and to continue to add exceptional value for our customers. "

Founded in 1919, Halliburton Company is the world's leading diversified energy services, engineering, construction, maintenance, and energy equipment company. For more information, please contact our website at www.halliburton.com.




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